Exhibit 10.2

CHANGE OF CONTROL AND FUNDING AGREEMENT

THIS CHANGE OF CONTROL AND FUNDING AGREEMENT (this “Change of Control Agreement”), effective as of the date of the last signature (the “Effective Date”), is made by and among 20/20 GLOBAL, INC., a Nevada corporation (“20/20 Global”), EHAVE INC., an Ontario corporation (“Ehave”), MYCOTOPIA THERAPIES INC., a Florida corporation (“MYC”), MARK D. WILLIAMS, COLIN GIBSON, BENJAMIN KAPLAN, and MARK CROSKERY.

Premises

A. 20/20 Global is a publicly traded, fully reporting company that is current in its periodic reporting requirements under the Securities Exchange Act of 1934, as amended. 20/20 Global ceased active business operations in January 2020.

B. Mark D. Williams and Colin Gibson are directors and Mark D. Williams is the president and Karen Johnson is the Secretary/Treasurer of 20/20 Global.

C. Benjamin Kaplan is president of Ehave and MYC.

D. On November 28, 2020, 20/20 Global, Ehave, and MYC entered into a term sheet (the “Term Sheet”) outlining the terms and conditions of a reorganization transaction that includes: (i) the change of control of 20/20 Global’s board of directors and management under the terms of this Change of Control Agreement; (ii) Ehave purchasing control of 20/20 Global from its principal stockholders under the terms and conditions of a Stock Purchase Agreement (“SPA”); and (iii) 20/20 Global acquiring MYC from Ehave under a separate stock purchase agreement (the “MYC SPA”) resulting in MYC becoming a wholly owned subsidiary of 20/20 Global.

E. The Term Sheet further provides that the closing of each of the transactions contemplated will be dependent on the closing of each of the other agreements and accordingly, the parties have agreed to enter into an escrow agreement with 20/20 Global’s stock transfer agent, Colonial Stock Transfer Company, Inc., to facilitate the simultaneous closing of the transactions outlined above (the “Escrow Agreement”).

F. The parties believe it is in their best interests and the best interests of their respective stockholders, as may be applicable, to enter into this Change of Control Agreement, the SPA, the MYC SPA, and the Escrow Agreement (together, the “Definitive Agreements”) and agree to close the transactions contemplated by the Definitive Agreements on January 4, 2021.

Agreement

NOW, THEREFORE, based on these premises, which are incorporated herein by reference, and in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1. Agreements Relating to Board Composition and Officer Positions.

(a) Mark D. Williams and Colin Gibson hereby resign, seriatim in the order listed, and appoint Benjamin Kaplan and Mark Croskery to serve as members of 20/20 Global board of directors (“New Board”), as of the execution and delivery of this Change of Control Agreement by all signatories. The appointment of the New Board will be delayed and will become effective automatically on 20/20 Global’s compliance with Rule 14f-1 under the Securities Exchange Act, which the New Board will cause 20/20 Global to complete as promptly as practical, with the mailing of the required notice commencing in no event later than January 18, 2021.

(b) Mark D. Williams hereby resigns as president, chief executive officer, and chief financial officer, and Karen Johnson hereby resigns as secretary/treasurer, and the New Board hereby appoints Benjamin Kaplan to serve as president and secretary. As soon as practical after the Effective Date, the New Board will enter into employment agreements with each of the new executive officers.

2. Representations and Warranties of 20/20 Global. As an inducement to the execution of this Change of Control Agreement by Ehave, MYC, and Benjamin Kaplan and to the fulfillment of the provisions hereof to be performed by Ehave and MYC, 20/20 Global covenants, represents, and warrants to Ehave, MYC, and Benjamin Kaplan that except as set forth in the other Definitive Agreements:

(a) There are no other agreements or proposed transactions between 20/20 Global and any of its officers, directors, or stockholders or any affiliate of any officer, director, or stockholder.

(b) There are no amounts due to the officers and directors of 20/20 Global.

3. Additional Agreements of Existing Board of Directors. Commencing on the Effective Date and prior to the closing of the Definitive Agreements, the existing board of directors will cause 20/20 Global: (a) to terminate its investment retirement account; (b) to introduce the New Board to its auditor Pinnacle Accountancy Group of Utah and its accountant Rachel Boulds; and (c) to deliver its EDGAR credentials to the New Board.

4. Additional Agreements of the New Board. Commencing on the Effective Date and as soon as practical, the New Board and executive officers will cause:

(a) 20/20 Global to use its commercially reasonable efforts to raise $5 million to expand the psilocybin business of MYC through a Regulation A offering or other such offering as the New Board may determine.

(b) 20/20 Global to continue discussions with Dr. Rita Marley relating to her wellness centers in Jamaica.

(c) 20/20 Global to comply with the terms and conditions of this Change of Control Agreement.

5. Indemnification. The existing board of directors agrees to indemnify members of the New Board, jointly and severally, and hold each one of them harmless from and against any and all claims, liabilities, losses, damages, and expenses incurred by the New Board, including fees of counsel as they are incurred, in connection with investigating, preparing for, or defending any action, formal or informal claim, investigation, inquiry, or other proceeding, whether or not in connection with pending or threatened litigation, caused by or arising out of or in connection with the New Board acting pursuant to this Change of Control Agreement, whether or not any member of the New Board is named as a party thereto and whether or not any liability results therefrom. The existing board will not, however, be responsible for any claims, liabilities, loses, damages, or expenses pursuant to this section that are finally judicially determined to have resulted primarily from the New Board’s bad faith or gross negligence. The New Board further agrees that it will not, without existing board’s prior written consent, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit, or proceeding for which indemnification may be sought hereunder (whether or not the New Board is an actual or potential party to such claim, action, suit, or proceeding) unless the settlement, compromise, or consent includes an unconditional release of both the existing board and the New Board thereunder from all liability arising out of such claim, action, suit, or proceeding.

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6. Miscellaneous.

(a) This Change of Control Agreement and the covenants and conditions contained herein will be binding upon the parties and applied to and be binding upon their respective subsidiaries, assignees, licensees, sublicensees, transferees, principals, partners, limited partners, affiliates, officers, directors, stockholders, members, managers, employees, servants, parents, heirs, predecessors, successors, agents, insurance carriers, attorneys, and representatives.

(b) The parties participated jointly in the preparation of this Change of Control Agreement. Each party to this Change of Control Agreement has had the opportunity to draft, review, comment upon, and revise this Change of Control Agreement. It is agreed that no rule of construction will apply against a party or in favor of a party. This Change of Control Agreement will be construed as if the parties jointly prepared this Change of Control Agreement and any uncertainty or ambiguity will not be interpreted against one party.

(c) The parties acknowledge that they have been represented by counsel of their own choice in the negotiations leading to their execution of this Change of Control Agreement, and they have read and understood this Change of Control Agreement and have had it fully explained to them by their counsel.

(d) The parties agree that this Change of Control Agreement is executed and delivered, and is intended to be performed, in the state of Nevada and the substantive laws of such state, excluding the principles of conflicts of laws, will govern the validity, construction, enforcement, and interpretation of this Change of Control Agreement except insofar as federal laws will have application.

(e) The provisions of this Change of Control Agreement are severable and should any provision hereof be void, voidable, or unenforceable under any applicable law, such void, voidable, or unenforceable provision will not affect or invalidate any other provision of this Change of Control Agreement, which will continue to govern the relative rights and duties of the parties as though the void, voidable, or unenforceable provision was not a part hereof. In addition, it is the intention and agreement of the parties that all of the terms and conditions hereof be enforced to the fullest extent permitted by law.

(f) This Change of Control Agreement may be executed in any number of counterparts (and any counterpart may be executed by original, portable document format (pdf), or facsimile signature), each of which when executed and delivered will be deemed an original, but all of which will constitute one and the same instrument.

(g) If a legal action or other proceeding is brought for enforcement of this Change of Control Agreement because of an alleged dispute, breach, or misrepresentation in connection with any of the provisions hereof, the successful or prevailing party will be entitled to recover reasonable attorney’s fees and costs incurred, both before and after judgment, in addition to any other relief to which they may be entitled.

(h) The signatories to this Change of Control Agreement agree that as long as they have material nonpublic information about 20/20 Global, they will not use it to trade in 20/20 Global securities and that to the extent that they continue to serve as directors of 20/20 Global, they owe a fiduciary duty to the company to refrain from improper disclosure of confidential information.

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IN WITNESS WHEREOF, the parties have executed this Change of Control Agreement as of the Effective Date.

20/20 GLOBAL, INC.

By:
	Mark D. Williams, President	Mark D. Williams
Date:		Date:

EHAVE INC.
Colin Gibson
By:		Date:
Benjamin Kaplan, President
Date:
Karen Johnson
Date:

MYCOTOPIA THERAPIES INC.

By:		Benjamin Kaplan
	Benjamin Kaplan, President	Date:
Date:

Mark Croskery
Date:

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